Exhibit (d)(3)

April 16, 2012

Summer Holdings II, Inc.

c/o Lee Equity Partners, LLC

650 Madison Avenue New York, NY 10022 Attn: Joseph Rotberg

Ladies and Gentlemen:

LEP Summer Holdings, LLC, Lee Equity Partners Fund, L.P., Lee Equity Strategic Partners Fund, L.P. and Lee Equity Strategic Partners Fund (Offshore), L.P. (collectively, “Sponsor”) are pleased to offer this commitment letter (this “Equity Commitment Letter”) in connection with the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Summer Holdings II, Inc., a Delaware corporation (“Parent”), Summer Merger Sub, Inc., a Texas corporation (“Merger Sub” and together with Parent, the “Merger Parties”), and The Edelman Financial Group Inc., a Texas corporation (the “Company”). Capitalized terms used but not defined in this Equity Commitment Letter shall have the meanings given to such terms in the Merger Agreement.

This Equity Commitment Letter is being delivered to Parent to induce Parent and the Company to enter into the Merger Agreement and is subject to the following terms and conditions.

1.                  Commitment. Sponsor hereby commits to purchase, or otherwise cause to be purchased at or prior to the Closing, but only upon the satisfaction of the conditions set forth in Section 2 hereof, equity securities of Parent for cash in an aggregate amount of $132,000,000 (the “Commitment”), as may be necessary for and which shall be used by Parent solely to fund the amounts payable by Parent on or after the Closing Date in accordance with Section 1.4(a) and Section 2.8 of the Merger Agreement and any cash payments under the Rollover Contribution Agreements, on the terms and subject to the conditions of the Merger Agreement and the Rollover Contribution Agreements, and any fees and expenses of the Merger Parties and the Surviving Corporation in connection with the Merger, the Rollover Investment or the financing thereof which are not funded through the Debt Financing; provided, that Parent shall not be permitted to use any portion of the Commitment to fund the purchase price of any hedge entered into in satisfaction of the conditions set forth in the Debt Commitment Letters; provided further, that Sponsor shall not, under any circumstances, be obligated to contribute to, purchase equity or debt of or otherwise provide funds directly or indirectly to Parent in any amounts in excess of the Commitment. Sponsor may effect the purchase of equity securities of Parent directly or indirectly through one or more affiliated entities, but nothing shall relieve Sponsor of its obligations hereunder. The amount to be funded under this Equity Commitment Letter may be reduced by Sponsor in the event that Parent does not require the full amount of the Commitment by reason of Parent obtaining funds from other financing sources or otherwise, but only to the extent that it will nevertheless be possible for Parent to consummate the transactions contemplated by the Merger Agreement in accordance with all requirements therein (and without breaching the terms of the Debt Commitment Letters, the Receivables Commitment Letter or any replacement or additional debt commitment letters, as applicable, or causing the failure of any of conditions set forth therein) with Sponsor contributing less than the full amount of the Commitment.

2.                  Conditions. The Commitment, including the obligations of Sponsor to fund the Commitment, shall be subject to and conditioned only upon the following:

(a)                the satisfaction or waiver by Parent of each of the conditions to the obligations of the Merger Parties to consummate the Merger set forth in Section 8.1 and Section 8.2 of the Merger Agreement (other than those conditions that, by their nature, are to be satisfied at the Closing (but subject to their satisfaction at the Closing) or the failure of which to be satisfied is attributable primarily to any breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in the Merger Agreement);

(b)               the Debt Financing or any Alternative Debt Financing has been funded or would be funded on the Closing Date if the Equity Financing and the Rollover Investment had previously or simultaneously been funded on such date; and

(c)                (i) the substantially concurrent closing of the Merger pursuant to the Merger Agreement, or (ii) the Company having obtained, in accordance with and subject to the terms and conditions of Section 10.16 of the Merger Agreement, an Order for specific performance of the Merger Parties’ obligations to consummate the Merger.

3.                  Termination. The Commitment, including Sponsor’s obligation to fund the Commitment, shall terminate and cease to be of any further force or effect upon the earlier to occur of (a) the Closing in accordance with the Merger Agreement and (b) the valid termination of the Merger Agreement in accordance with its terms.

4.                  Assignment. Sponsor may assign all or any portion of its obligation to fund the Commitment; provided, however that no such assignment shall relieve Sponsor from any of its obligations hereunder.

5.                  Enforceability; No Third Party Beneficiaries. Except as set forth in Section 12 below and the rights of the Company set forth in Section 10 and the proviso in this Section 5, Sponsor and Parent acknowledge and agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Equity Commitment Letter, and this Equity Commitment Letter is

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not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder or any rights to enforce the Commitment or any provision of this Equity Commitment Letter; provided, that the Company shall have the right to cause Parent to enforce this Equity Commitment Letter if and to the extent the Company has the right to specific performance in accordance with, and subject to the terms and conditions set forth in, Section 10.16 of the Merger Agreement.

6.                  Confidentiality. Each party hereto (and any Person who shall receive a copy hereof as permitted pursuant hereto, including the Company) shall keep the existence of this Equity Commitment Letter and its terms strictly confidential and shall not disclose to anyone outside of Parent or its Affiliates, except with the prior written consent of Sponsor; provided, however, that no such written consent shall be required (and Sponsor shall be free to release such information) for disclosures to Sponsor’s respective partners, members, directors, officers, employees, agents, legal, financial, accounting or other advisors, potential debt and equity financing sources, co-investors, related investment funds, consultants and other representatives, so long as such Persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 6; and provided, further, that Sponsor, Parent and the Company may disclose this Equity Commitment Letter and its terms to the extent, in such party’s reasonable discretion, such disclosure is required by applicable Law, the applicable rules of any national securities exchange or by the U.S. Securities and Exchange Commission.

7.                  Representations and Warranties. Sponsor hereby represents and warrants to Parent that: (i) it has the requisite capacity and authority to execute and deliver this Equity Commitment Letter and to fulfill and perform its obligations hereunder; (ii) the execution, delivery and performance of this Equity Commitment Letter by it has been duly and validly authorized and approved by all necessary action and no other proceedings or actions on the part of it are necessary therefor; (iii) this Equity Commitment Letter has been duly and validly executed and delivered by it and constitutes a legal, valid and binding agreement of it enforceable by Parent against it in accordance with its terms; (iv) it has available funds in excess of the sum of the Commitment plus the aggregate amount of all other commitments and obligations that it currently has outstanding; (v) the execution, delivery and performance by it of this Equity Commitment Letter does not and will not (A) violate any Law or Order or (B) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any material Contract to which it is a party; and (vi) the Commitment is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise.

8.                  Governing Law; Consent to Jurisdiction

(a)                This Equity Commitment Letter, including the validity hereof and the rights and obligations of the parties hereunder, all amendments and supplements hereto and the transactions contemplated hereby, and all actions or proceedings arising out of or relating to this Equity Commitment Letter, of any nature whatsoever, shall be construed in accordance with and governed by the domestic substantive laws of the State of Delaware without giving effect to any choice of law or conflicts of law provision or rule that might otherwise cause the application of the domestic substantive laws of any other jurisdiction.

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(b)               Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Equity Commitment Letter and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Equity Commitment Letter and the rights and obligations hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum or lack of personal jurisdiction in respect of such dispute. Each of the parties hereto agrees that a judgment rendered in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.                  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS EQUITY COMMITMENT LETTER AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.

10.              No Amendment; Entire Agreement. No amendment, waiver or modification of any provision of this Equity Commitment Letter shall become effective unless the same shall be in writing and signed by Sponsor and Parent; provided, that any amendment, waiver or modification hereunder (including any termination of this Equity Commitment Letter in accordance with Section 3) that would reasonably be expected to impact the likelihood or timeliness of the consummation of the transactions contemplated by the Merger Agreement or have a material adverse effect on the Company shall require the prior written consent of the Company (which shall not be unreasonably withheld or delayed). Parent hereby acknowledges and agrees that it shall not agree to amend or otherwise modify the Merger Agreement without the prior written consent of Sponsor. This Equity Commitment Letter, together with the Merger Agreement and the Limited Guarantee, reflect the sole and entire agreement, and supersede all prior agreements, understandings and statements, written or oral, between Sponsor and Parent with respect to the transactions contemplated hereby.

11.              Counterparts. This Equity Commitment Letter may be executed with counterpart signatures or in any number of counterparts (including by facsimile or other electronic transmission), each of which shall be an original and all of which, when taken together, shall constitute one agreement.

12.              No Recourse. Notwithstanding anything that may be expressed or implied in this Equity Commitment Letter, or any document or instrument delivered in connection herewith, Parent covenants, acknowledges and agrees that no Person other than Sponsor and Parent has any obligation hereunder or in connection with the transactions contemplated hereby, and that,

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notwithstanding that Sponsor may be a partnership or limited liability company, no Person, including Parent, has any right of recovery against, and no recourse under this Equity Commitment Letter or any document or instrument delivered in connection herewith shall be had, against any former, current or future equity holders, controlling Persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners, representatives or assignees of Sponsor or any former, current or future equity holder, controlling Person, director, officer, employee, agent, affiliate, member, manager, general or limited partner, representative or assignee of any of the foregoing (each such Person, a “Sponsor Affiliate”), whether by the enforcement of any judgment, fine, penalty or assessment or by any legal or equitable proceeding (whether in contract, in tort or otherwise), or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly acknowledged that no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Sponsor Affiliate, as such, for any obligation of Sponsor under this Equity Commitment Letter or any documents or instruments delivered in connection herewith, the Merger or the Merger Agreement, or for any claim based on, in respect of or by reason of such obligations or by their creation; provided, that in the event that prior to the termination of this Equity Commitment Letter in accordance with its terms, Sponsor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the remaining net assets (excluding uncalled capital of Sponsor) is less than the Commitment and the transferee thereof does not assume, directly or indirectly, Sponsor’s obligations hereunder, then, and in each such case, Parent may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such person, as the case may be, but only to the extent of the liability of Sponsor under the Limited Guarantee.

Parent further agrees that neither it nor any of its Affiliates shall have any right of recovery against any Sponsor or, whether by piercing of the corporate veil, by a claim on behalf of Parent against Sponsor or any Sponsor Affiliate, or otherwise, except for Parent’s right to be capitalized by Sponsor under and to the extent provided in Equity Commitment Letter subject to the terms and conditions hereof. Parent hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, or in respect of any oral representations made or alleged to be made in connection therewith, against Sponsor or any Sponsor Affiliate except for claims solely against Sponsor under this Equity Commitment Letter.

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Please confirm your agreement with the terms and conditions of this Equity Commitment Letter by signing and returning a copy to Sponsor.

LeP Summer Holdings, LLC

By: /s/ Joseph B. Rotberg
Name: Joseph B. Rotberg
Title: Chief Financial Officer

Lee Equity Partners Fund, L.P.

By: /s/ Joseph B. Rotberg
Name: Joseph B. Rotberg
Title: Chief Financial Officer

Lee Equity Strategic Partners Fund, L.P.

By: /s/ Joseph B. Rotberg
Name: Joseph B. Rotberg
Title: Chief Financial Officer

Lee Equity Strategic Partners Fund (Offshore), L.P.

By: /s/ Joseph B. Rotberg
Name: Joseph B. Rotberg
Title: Chief Financial Officer

[Signature Page to Equity Commitment Letter]

Agreed to and accepted as of

April 16, 2012

SUMMER HOLDINGS II, INC.

By: /s/ Mark K. Gormley

Name: Mark K. Gormley

Title: President

[Signature Page to Equity Commitment Letter]